Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE
This Separation Agreement and Release (“Agreement”) is made by and between Andrew Clark (“Employee”) and Zovio Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).
RECITALS
WHEREAS, Employee currently serves as a member of the Board of Directors and Chief Executive Officer of the Company pursuant to the terms of an Employment Agreement with the Company, dated March 9, 2015 (the “Employment Agreement”);
WHEREAS, Employee signed a proprietary information and inventions agreement with the Company on September 29, 2009 (the “Confidentiality Agreement”);
WHEREAS, the Company and Employee have entered into certain equity agreements including awards of stock options (“Options”) awards of restricted stock units (“RSUs”), performance stock units (the “PSUs”), performance cash awards (“PCUs”) and market stock units (the “MSUs”) (the Options, RSUs, PSUs, PCUs and MSUs collectively, the “Equity Awards”), subject to the terms and conditions of the Company’s applicable equity incentive plan and the applicable award agreements (collectively the “Equity Award Documents”);
WHEREAS, the Company and Employee have mutually agreed that, Employee shall resign as a member of the Board of Directors effective March 22, 2021, and shall resign from his position as Chief Executive Officer of the Company and shall separate from service with the Company and its affiliates effective March 31, 2021 (the “Separation Date”); and
WHEREAS, the Parties wish to provide for the terms of Employee’s separation from service with the Company and its Affiliates and to any and all disputes, claims, complaints, grievances, charges, actions, petitions, and demands that the Employee may have against the Company and any of the Releasees as defined below.
NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Employee hereby agree as follows:
COVENANTS
1. Consideration.
a. Accrued Pay. As soon as practicable following (and in no event later than the first regular payroll date following) the Separation Date, the Company shall pay or provide Employee the Accrued Pay (as defined in the Employment Agreement).
b. Payment. In consideration of Employee’s execution and non-revocation of this Separation Agreement and Employee’s fulfillment of all of its terms and conditions, the Company agrees to pay Employee:
i. A cash amount equal to two (2) times the sum of Employee’s base salary and annual target bonus (effective as of the date hereof), for a total of three million, one hundred six thousand, four hundred eighty dollars ($3,106,480), less applicable withholdings. This payment will be made in equal installments in accordance with the Company’s regular payroll practices beginning within ten (10) business days after the Effective Date, (with the first payment to include any payments that would have

Exhibit 10.1
been made during the period from the Separation Date through the first payment date) and continuing until two (2) years from the Separation Date; and
ii. Pursuant to the Employment Agreement, a pro-rata portion of Employee’s annual bonus for the fiscal year 2021, which will be paid at the time that such bonus would otherwise be payable to other executives who are receiving such annual bonuses in an amount, if any determined by the Board on terms no less favorable than other executives of the Company. Such pro-rata portion will be calculated as the product of (1) the annual bonus that Employee would have been paid for fiscal year 2021 absent Employee’s termination and (2) a fraction, the numerator of which is the completed number of days in fiscal year 2021 prior to the Separation Date and the denominator of which is 365. Such amount, if any, will be communicated to Employee upon determination by the Board on terms no less favorable than those applicable to other executives of the Company.
c. Equity Awards. Pursuant to this Section 1.c., (i) Employee’s outstanding Equity Awards, other than outstanding Equity Awards that are MSUs or PSUs, will become incrementally vested on an accelerated basis upon the Separation Date, as if the Separation Date occurred on March 31, 2022, (ii) Employee’s outstanding Equity Awards that are MSUs will remain outstanding and eligible to vest on March 29, 2022, and thereafter be settled, in each case in accordance with their terms but without regard to Employee’s separation from service on the Separation Date, and (iii) Employee’s outstanding Equity Awards that are PSUs will be forfeited upon the Separation Date. Employee and the Company agree that, simultaneously with the execution of this Separation Agreement, the Company has provided Employee with a schedule showing all Equity Awards that will vest on an accelerated basis upon the Separation Date pursuant to this Section 1.c. Further, Employee will have until the earlier of three years following the Separation Date or the expiration of their originally scheduled term to exercise any outstanding Options. Any Equity Awards that are not vested following application of this Section 1.c. are terminated effective as of the Separation Date.
d. Health Insurance; COBRA. The Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of twenty-four (24) months following the Separation Date, or until Employee has secured health insurance coverage through another employer, whichever occurs first, provided Employee timely elects and pays for continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), within the time period prescribed pursuant to COBRA. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage. Notwithstanding the preceding, if the Company determines in its sole discretion that it cannot provide COBRA reimbursement benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will instead provide the Employee a taxable payment in an amount equal to the monthly COBRA premium that the Employee would be required to pay to continue the Employee’s group health coverage in effect on the date of termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether the Employee elects COBRA continuation coverage and will commence in the month following the month of the Termination Date and continue for the period of months indicated in this section.
e. Board Resignation. Employee acknowledges and agrees that, upon the Separation Date, Employee will resign from the Board and will execute and return to the Company the resignation notice attached hereto as Exhibit A. Employee further agrees not to stand for reelection.

Exhibit 10.1
f. Legal Fees. The Company agrees to pay up to thirty thousand dollars ($30,000) for Employee’s reasonable attorneys’ fees in negotiation of his separation from the Company.
g. Separation Communications. The Company will allow Employee the opportunity to review and provide input into Company draft communications related to Employee’s separation from the Company, and will consider such input in good faith, and will additionally allow Employee to participate in such communications as directed by the Chairman of the Board of Directors.
h. Company Property. Notwithstanding anything to the contrary in the Employment Agreement, the Company agrees that Employee may keep Employee’s Company-provided cell phone and laptop (provided that the Company’s IT department has an opportunity to image the laptop and remove all Company confidential information from the laptop). The Company will cause to be transferred the cell phone account and number to Employee’s name, and Employee will assume payment responsibility for the same, in each case as of the Separation Date.
i. Acknowledgement. Employee acknowledges that without this Separation Agreement, Employee is otherwise not entitled to the consideration listed in Section 1.
2. Cooperation. Pursuant to Section 13(a)(vi) of the Employment Agreement, Employee agrees to reasonably cooperate with the Company and be reasonably available as necessary to the Company following the Separation Date in connection with matters involving events that occurred during Employee’s employment with the Company, and further that such cooperation will be without payment (excluding reimbursement for reasonable and documented expenses arising out of or related to such cooperation). For purposes of clarity, this includes Employee’s continued support with respect to ongoing litigation, including the California AG matter.
3. Release of Claims. Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, professional employer organization or co-employer, insurers, trustees, divisions, subsidiaries, predecessor and successor corporations, and assigns (collectively, the “Releasees”). Employee, on Employee’s own behalf and on behalf of Employee’s respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, demand, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the date Employee signs this Agreement, including, without limitation the following; provided that this release does not extend to (i) any obligations under this Agreement, (ii) any rights to indemnification of Employee against claims by third parties to the extent that such claims are covered by the Company’s directors and officers liability insurance or to the extent Employee is entitled to indemnification under applicable law or the Company’s by-laws, (iii) any claims for vested employee benefits, (iv) any claims in Employee’s capacity as a stockholder of the Company, or (v) any claims that cannot be released under applicable law:
a. any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;
b. any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

Exhibit 10.1

c. any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract (both express and implied), breach of covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, fraud, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, conversion, and disability benefits;
d. any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990, the Equal Pay Act, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act of 1974, the Worker Adjustment and Retraining Notification Act, the Family and Medical Leave Act, the Immigration Reform and Control Act, the National Labor Relations Act, the Arizona Civil Rights Act, as amended, the Arizona Employment Protection Act, the Arizona Wage Payment Law, and the Arizona Equal Wage Law;
e. any and all claims for violation of the federal or any state constitution;
f. any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
g. any claim for any loss, cost, damage, or expense arising out of any dispute over the nonwithholding or other tax treatment of any of the proceeds received by Employee as a result of this Agreement; and
h. any and all claims for attorneys’ fees and costs.
Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Separation Agreement.
4. Unknown Claims. Employee acknowledges that Employee has been advised to consult with legal counsel and that Employee is familiar with the principle that a general release does not extend to claims that the releaser does not know or suspect to exist in Employee’s favor at the time of executing the release, which, if known by Employee, must have materially affected Employee’s settlement with the Releasees. Employee, being aware of said principle, agrees to expressly waive any rights Employee may have to that effect, as well as under any other statute or common law principles of similar effect.
5. No Pending or Future Lawsuits. Employee represents that Employee has no lawsuits, claims, or actions pending in Employee’s name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that Employee does not intend to bring any claims on Employee’s own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

Exhibit 10.1
6. Trade Secrets and Confidential Information/Company Property. Employee agrees that he will not disclose or use the Company’s trade secrets and confidential and proprietary information, and that Employee will continue to abide by the terms of the Confidentiality Agreement.
7. No Cooperation. Subject to the Protected Activity provision, Employee agrees that Employee will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or upon written request from an administrative agency or the legislature. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order or written request from an administrative agency or the legislature, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order or written request from an administrative agency or the legislature. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that Employee cannot provide counsel or assistance.
8. Protected Activity Not Prohibited. Employee understands that nothing in this Agreement shall in any way limit or prohibit Employee from engaging in any Protected Activity. Protected Activity includes: (i) filing and/or pursuing a charge, complaint, or report with, or otherwise communicating, cooperating, or participating in any investigation or proceeding that may be conducted by any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (“Government Agencies”); and/or (ii) disclosing information pertaining to sexual harassment or any other unlawful or potentially unlawful conduct. Employee understands that in connection with such Protected Activity under prong (i) of this section, Employee is permitted to disclose documents or other information as permitted by law, without giving notice to, or receiving authorization from, the Company. Notwithstanding the foregoing, Employee agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute Company confidential information under the Confidentiality Agreement to any parties other than the Government Agencies. Employee further understands that “Protected Activity” does not include the disclosure of any Company attorney-client privileged communications or attorney work product. Any language in the Confidentiality Agreement regarding Employee’s right to engage in Protected Activity that conflicts with, or is contrary to, this section is superseded by this Agreement. In addition, pursuant to the Defend Trade Secrets Act of 2016, Employee is notified that an individual will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (i) is made in confidence to a federal, state, or local government official (directly or indirectly) or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if (and only if) such filing is made under seal. In addition, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the individual’s attorney and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.
9. No Admission of Liability. Employee understands and acknowledges that with respect to all claims released herein, this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Employee unless such claims were explicitly not released by the release in this Agreement. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Employee or to any third party.

Exhibit 10.1

10. Restrictive Covenants.
a. Nondisparagement. Employee agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Employee shall direct any inquiries by potential future employers to the Company’s human resources department. The Company shall cause its current directors and officers to refrain from any disparagement, defamation, libel or slander of Employee or any if his affiliates. Employee understands that the Company’s obligations hereunder only last so long as each individual is a director or officer of the Company.
b. Non-Competition. For a period of twenty-four (24) months immediately following the Separation Date (such period, the “Restricted Term”), Employee agrees that Employee will not, without the prior written consent of the Company, render services, directly or indirectly (whether as an employee, owner, investor, lender, principal shareholder, partner, member, manager, officer, director, independent contractor, consultant, agent, or otherwise) for any entity the primary business of which is education technology services. The foregoing covenant shall cover Employee’s activities in every part of the Territory. “Territory” shall mean (i) all counties in the State of Arizona; (ii) all other states of the United States of America in which the Company provided goods or services, had customers, or otherwise conducted material business at any time during the two-year period prior to the date of the Separation Date; and (iii) any other countries from which the Company provided goods or services, had customers, or otherwise conducted business at any time during the two-year period prior to the Separation Date. For the avoidance of doubt, Employee shall not be prohibited from (i) writing or otherwise creating any book, article, or other document or television, streaming, video or other video content that relates to Employee’s career, or general business advice (to the extent that such activity does not directly promote or endorse a product or service of a Competitor); (ii) participating in any speaking engagement; (iii) engaging in passive personal or family investments; (iv) serving on the board of directors or managers of a portfolio company of a hedge or private equity fund or other similar alternative investment vehicle so long as Employee does not have day-to-day supervision over, and does provide operational services for, such portfolio company; (v) providing services to charitable, civic or non-profit entities; or (vi) providing services, in any capacity, to a business that is engaged in educational technology services so long as educational technology services represent in the aggregate less than ten percent (10%) of the revenue of such business.
c. Non-Solicitation. During the Restricted Term, Employee will not contact, or cause to be contacted, directly or indirectly: (i) any Customer for the purposes of providing services for a Competitor or for the purposes of disadvantaging the Company in any way; (ii) any employee of the Company who is, or who was within the twelve-month period prior to the Separation Date, actively employed by the Company, for the purpose of soliciting, recruiting, hiring, or attempting to solicit, recruit, or hire such employee or induce such employee from leaving their employment with the Company; or (iii) any joint venture, supplier, vendor or contractor who conducted business with the Company at any time during the twelve-month period prior to the Separation Date, to solicit, encourage, induce, or cause to be solicited, encouraged or induced to terminate or adversely modify any business relationship with the Company, or otherwise interfere with the Company’s business relationship with any such party in any way. For purposes of this Separation Agreement, “Customer” shall mean all persons or entities that have used or inquired of the Company’s services at any time during the two-year period preceding the Separation Date

Exhibit 10.1

11. ARBITRATION. EXCEPT AS PROHIBITED BY LAW, THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, EMPLOYEE’S EMPLOYMENT WITH THE COMPANY OR THE TERMS THEREOF, OR ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION UNDER THE FEDERAL ARBITRATION ACT (THE “FAA”) AND THAT THE FAA SHALL GOVERN AND APPLY TO THIS ARBITRATION AGREEMENT WITH FULL FORCE AND EFFECT; HOWEVER, WITHOUT LIMITING ANY PROVISIONS OF THE FAA, A MOTION OR PETITION OR ACTION TO COMPEL ARBITRATION MAY ALSO BE BROUGHT IN STATE COURT UNDER THE PROCEDURAL PROVISIONS OF SUCH STATE’S LAWS RELATING TO MOTIONS OR PETITIONS OR ACTIONS TO COMPEL ARBITRATION. EMPLOYEE AGREES THAT, TO THE FULLEST EXTENT PERMITTED BY LAW, EMPLOYEE MAY BRING ANY SUCH ARBITRATION PROCEEDING ONLY IN EMPLOYEE’S INDIVIDUAL CAPACITY. ANY ARBITRATION WILL OCCUR IN MARICOPA COUNTY, ARIZONA BEFORE JAMS, PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & PROCEDURES (“JAMS RULES”), EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION. THE PARTIES AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO DECIDE ANY MOTIONS BROUGHT BY ANY PARTY TO THE ARBITRATION, INCLUDING MOTIONS FOR SUMMARY JUDGMENT AND/OR ADJUDICATION, AND MOTIONS TO DISMISS AND DEMURRERS, APPLYING THE STANDARDS SET FORTH UNDER THE ARIZONA CODE OF CIVIL PROCEDURE. THE PARTIES AGREE THAT THE ARBITRATOR SHALL ISSUE A WRITTEN DECISION ON THE MERITS. THE PARTIES ALSO AGREE THAT THE ARBITRATOR SHALL HAVE THE POWER TO AWARD ANY REMEDIES AVAILABLE UNDER APPLICABLE LAW, AND THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, WHERE PERMITTED BY APPLICABLE LAW. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES TO THE ARBITRATION SHALL EACH PAY AN EQUAL SHARE OF THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR MAY AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS SECTION CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, INCLUDING, BUT NOT LIMITED TO THE ARBITRATION SECTION OF THE CONFIDENTIALITY AGREEMENT, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT IN THIS SECTION SHALL GOVERN.
12. Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on Employee’s behalf under the terms of this Agreement. Employee agrees and understands that Employee is

Exhibit 10.1
responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon. The Parties agree and acknowledge that the payments made pursuant to section 1 of this Agreement are not related to sexual harassment or sexual abuse and not intended to fall within the scope of 26 U.S.C. Section 162(q).
13. Section 409A. It is intended that this Agreement comply with, or be exempt from, Code Section 409A and the final regulations and official guidance thereunder (“Section 409A”) and any ambiguities herein will be interpreted to so comply and/or be exempt from Section 409A. Each payment and benefit to be paid or provided under this Agreement is intended to constitute a series of separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations. The Company and Employee will work together in good faith to consider either (i) amendments to this Agreement; or (ii) revisions to this Agreement with respect to the payment of any awards, which are necessary or appropriate to avoid imposition of any additional tax or income recognition prior to the actual payment to Employee under Section 409A. In no event will the Releasees reimburse Employee for any taxes that may be imposed on Employee as a result of Section 409A. All reimbursements and in-kind benefits that constitute deferred compensation within the meaning of Section 409A provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fees and expenses were incurred; (ii) the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and (iii) Employee’s right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.
14. Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Employee represents and warrants that Employee has the capacity to act on Employee’s own behalf and on behalf of all who might claim through Employee to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.
15. Severability and Counterparts. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision. This Agreement may be executed in counterparts and each counterpart shall be deemed an original and all of which counterparts taken together shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned. The counterparts of this Agreement may be executed and delivered by facsimile, photo, email PDF, or other electronic transmission or signature.
16. Attorneys’ Fees. In the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
17. Entire Agreement. This Separation Agreement, and the corresponding Exhibit A, represents the entire agreement and understanding between the Company and Employee concerning the subject matter of this Agreement and Employee’s employment with and separation from the Company and the events leading thereto and associated therewith, and supersedes and replaces any and all prior

Exhibit 10.1
agreements and understandings concerning the subject matter of this Agreement and Employee’s relationship with the Company, including the Employment Agreement, with the exception of the Confidentiality Agreement and the Equity Award Documents, except as otherwise modified or superseded herein.
18. No Oral Modification. This Agreement may only be amended in a writing signed by Employee and the Company’s Chief Executive Officer.
19. Governing Law. This Agreement shall be governed by the laws of the State of Arizona, without regard for choice-of-law provisions, except that any dispute regarding the enforceability of the arbitration section of this Agreement shall be governed by the FAA. Employee consents to personal and exclusive jurisdiction and venue in the State of Arizona.
20. Effective Date. Employee understands that this Separation Agreement shall be null and void if not executed by Employee within twenty-one (21) days. Employee has seven (7) days after signing this Agreement to revoke it. This Separation Agreement will become effective on the eighth (8th) day after Employee signed this Agreement, so long as it has been signed by the Parties and has not been revoked before that date (the “Effective Date”).
21. Voluntary Execution of Agreement. Employee understands and agrees that Employee executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of Employee’s claims against the Company and any of the other Releasees. Employee acknowledges that: (a) Employee has read this Separation Agreement; (b) Employee has been represented in the preparation, negotiation, and execution of this Separation Agreement by legal counsel of Employee’s own choice or has elected not to retain legal counsel; (c) Employee understands the terms and consequences of this Separation Agreement and of the releases it contains; (d) Employee is fully aware of the legal and binding effect of this Separation Agreement; and (e) Employee has not relied upon any representations or statements made by the Company that are not specifically set forth in this Separation Agreement.
IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

ANDREW CLARK, an individual

Dated:	March 21, 2021		/s/ Andrew Clark
Andrew Clark
Zovio Inc.

Dated:	March 21, 2021	By	/s/ George Pernsteiner
George Pernsteiner
Chairman, Board of Directors

Exhibit 10.1
EXHIBIT A OF SEPARATION AGREEMENT

LETTER OF RESIGNATION

March 22, 2021

Zovio Inc.
1811 E Northrop Blvd
Chandler, AZ 85286
Attn: Board of Directors

Re: Resignation from Zovio Inc.’s Board of Directors (the “Company”)

Ladies and Gentlemen:

I, Andrew Clark, hereby resign as a member of the Company’s Board of Directors, effective as of the date hereof.

Sincerely,

/s/ Andrew Clark
Andrew Clark